[National City Mortgage Logo]
National City Mortgage Co.
A Subsidiary of National City Bank of Indiana
3232 Newmark Drive Miamisburg, Ohio 45342
Telephone: (937) 910-1200
Mailing Address:
P0. Box 1820
Dayton, Ohio 45401-1820
ANNUAL STATEMENT AS TO COMPLIANCE
I, Philip D. Cunningham III, hereby certify to US Bank, N.A., that I am a duly elected Executive Vice President of National City Mortgage Co. (the "Company"), a
company organized under the laws of the State of Ohio and further as follows:
(i) a review of the activities of the Company during the preceding calendar year and of performance under the Agreement has been made under such officer's supervision, and
(ii)
the Company has complied with the provisions of this Agreement or similar agreements, and
(iii)
to the best of such officer's knowledge, based on such review, the
Company has fulfilled all its obligations under this Agreement or similar agreements throughout the preceding calendar year.
National City Mortgage Co.
Certified by: /s/ Philip D Cunningham III Date: February 29, 2008
Name:
Philip D. Cunningham III
Title:
Executive Vice President
No one Cares More !
Exhibit A U.S. Bank, N.A. Annual Statement as to Compliance
JPMMT 2007-A5
JPMMT 2007-A6
WMLT 2006-A
WMLT 2007-A